Exhibit 10.14

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2014, by and between Sidoti Capital Management, LLC, a Delaware limited liability company (the “Company”), and Liberty Park Capital Management, LLC, a Delaware limited liability company (the “Subadviser”).

Preliminary Statements

A.	The Company serves as the investment adviser for the Sidoti Micro Cap Fund, LP (the “Fund”), a private investment fund or funds pursuing an investment strategy consisting of investing in equity securities which at the time of investment are classified as “micro cap securities,” and will provide discretionary investment advisory services to the Fund pursuant to an investment management agreement between the Company and the Fund, a copy of which is attached hereto as Exhibit “A” (the “Investment Management Agreement”).

B.	The Company is authorized by the Fund, under the Investment Management Agreement, in its discretion and with the approval of Sidoti Micro Cap GP, LLC, the “General Partner” of the Fund, to retain one or more subadvisers to assist with and/or carry out the investment management decisions for the Fund.

C.	Pursuant to this authorization, the Company desires to retain the Subadviser as a subadviser to the Fund, delegating to the Subadviser full discretionary authority and responsibility to invest the assets of the Fund, subject to the continuing supervision and oversight of the Company, and the Subadviser desires to accept this engagement, each subject to the terms and conditions hereinafter set forth.

Agreement

In consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	AUTHORITY. The Company hereby retains the Subadviser to supervise and direct the investments of and for the Fund on a discretionary basis, without prior consultation with the Company, in accordance with the investment objectives, strategies, policies, guidelines and restrictions that the Company has developed for the Fund as set forth in the Company’s application on Form ADV, including without limitation, the Part 2A Brochure portion thereof, and the Fund’s Confidential Private Placement Memorandum (the “Offering Memorandum”), together with any other criteria the Company may hereafter impose by notice in writing to the Subadviser from time to time (the “Investment Guidelines”), and the terms and conditions of this Agreement. This discretionary authority makes the Subadviser the agent and attorney-in-fact with full power and authority in connection with the Fund, subject to the Governing Documents (defined below) the Investment Guidelines and the terms of this Agreement, to (a) buy, sell, exchange, convert and otherwise trade in any and all stocks, bonds and other securities as the Subadviser may select; and (b) establish and deal through accounts with

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securities as the Subadviser may select; and (b) establish and deal through accounts with one or more securities brokerage firms, banks, administrators and/or other third-party service providers as the Subadviser may select.

2.	GOVERNING DOCUMENTS; AUTHORITY AND DUTIES OF THE SUBADVISER. The Subadviser agrees to be bound by all of the terms and provisions set forth in the Offering Memorandum published by the Fund, the Fund’s limited partnership agreement and the Fund’s other governing documents, each as amended from time to time and provided to the Subadviser (collectively, the “Governing Documents) that are applicable to it, as a delegatee of the Company, as though expressly made a party thereto, and will be governed by the same standard of care applicable to the Company in connection therewith. The Fund and the Company acknowledge and agree that the Subadviser will be entitled to all of the benefits of the Governing Documents applicable to it, as a delegatee of the Company. The Company acknowledges and agrees that it will have the authority under the Governing Documents to engage the Subadviser in the manner contemplated in this Agreement, and that the Investment Management Agreement will, where applicable and as appropriate, stipulate that the Fund intends to retain a Subadviser in the manner contemplated in this Agreement.

3.	BOOKS AND RECORDS; REPORTS TO THE COMPANY.

a.	The Subadviser will keep, in a manner and form approved by the Company and consistent with the requirements of all applicable laws and/or regulations, accurate and complete books of account, records and files, in either written or electronic form (the “Books and Records”), of all business conducted under and pursuant to this Agreement.

b.	All of the Books and Records established and maintained by the Subadviser by reason of its performance under this Agreement which, absent this Agreement, would have been held by the Company, will be the property of the Company and will be delivered to the Company or its designee promptly upon termination of this Agreement; provided, however, that the Subadviser will, subject to Section 10 hereof, be entitled to retain copies of any documents forming part of the Books and Records to the extent that such documents relate to the performance of the Subadviser’s duties hereunder or the compensation payable to the Subadviser pursuant to this Agreement.

c.	The Subadviser will arrange for the Company to have real-time electronic access to all electronic Books and Records maintained by the Subadviser and/or available to the Subadviser from the Fund’s prime broker, executing broker, custodian, administrator, and/or other third-party service providers and shall make all other Books and Records available for examination and inspection by duly authorized representatives of the Company, upon reasonable notice, at any time during ordinary business hours.

d.	During business hours, the Company will be entitled to observe the business and investment processes of the Subadviser at the Subadviser’s offices. The Subadviser agrees to provide the Company with information in the Subadviser’s possession reasonably requested by the Company for the purpose of reviewing and/or evaluating the investments of the Fund made by the Subadviser. In addition, the Subadviser will

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provide promptly to the Company and its affiliates, access to appropriate senior personnel of the Subadviser to provide administrative, operational, audit, investor relations and investor services support to enable the Company and its affiliates to provide prompt responses to questions and requests made by investors and prospective investors in the Fund. The Subadviser will also promptly complete and return to the Company any periodic information request forms or questionnaires reasonably submitted by the Company to monitor the Subadviser’s performance and any such additional forms or questionnaires reasonably submitted by the Company, including any such forms or questionnaires developed for the purpose of monitoring regulatory compliance.

e.	The Company will provide, or will cause the Fund to provide, the Subadviser with such information, authorizations and documentation as the Subadviser may reasonably request, and as is reasonably available to or obtainable by the Company, or the Fund, to enable the Subadviser to carry out its duties hereunder.

4.	CONSULTATION WITH COMPANY. The Subadviser will, as reasonably requested by the Company, consult with and advise the Company and its affiliates, with respect to the strategy and positions of the Fund and the overall performance of the Fund.

5.	INVESTMENT GUIDELINES. The Company will develop the Investment Guidelines and the Subadviser will implement, supervise and direct the investments of and for the Fund in accordance with the Investment Guidelines.

6.	MARKETING. The Company agrees that it will use its best efforts to market and raise capital for the Fund. The Subadviser will provide and regularly update all information reasonably requested by the Company in connection with the description of the Subadviser and its role with respect to the Fund in the Governing Documents and marketing materials, including without limitation, copies of the Subadviser’s application on Form ADV, including the Part 2A Brochure and all Part 2B Brochure Supplements, and all amendments thereto which may be made from time to time. Except as provided above, the Subadviser will have no obligation under this Agreement to engage in any marketing activities related to the Fund.

7.	LIMITATION OF LIABILITY.

a.	Except as otherwise stated herein, the Subadviser will have no liability to the Company, the Fund, or any third party with respect to its acts or omissions pursuant to this Agreement except in the case of its gross negligence, willful misconduct, bad faith or recklessness in the performance of its obligations under this Agreement or its material breach of any provision of this Agreement, provided that nothing herein will relieve the Subadviser of any liability to the extent that such liability may not be waived, modified or limited under applicable law. The Subadviser will not be held responsible for any loss incurred by reason of any act or omission of any broker or the Custodian (as defined below) of the Fund’s portfolio

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b.	The Company shall be responsible at all times for supervising the Subadviser, and this Agreement does not in any way limit the duties and responsibilities that the Company has agreed to under the Investment Management Agreement.

8.	INDEMNIFICATION.

a.	The Subadviser shall be entitled to be indemnified by the Fund and the General Partner as provided in the Investment Management Agreement, except in the event of the Subadviser’s gross negligence, willful misconduct, bad faith or recklessness, or its material breach of this Agreement.

b.	The Fund, the General Partner and the Company, and each of their respective members, partners, and employees, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by the Subadviser against any losses, damages, obligations, penalties, claims, actions, suits, judgments, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, as well as reasonably investigatory expenses) and amounts paid in settlement of any claims (collectively, “Losses”) sustained by any of them by reason of the acts or omissions of the Subadviser, if such Losses are found by a court of competent jurisdiction upon entry of final judgment (or if no final judgment shall be entered, following an opinion rendered to the Fund, the General Partner and the Company by independent legal counsel retained by the Fund and agreed to by the Subadviser) to have been the result of the gross negligence, willful misconduct, bad faith or reckless disregard of the Subadviser in the performance or non-performance by it of its duties to the Company and/or the Fund under this Agreement.

c.	The indemnification obligations pursuant to this Section 8 will survive the termination of this Agreement. Nothing in this Agreement will constitute a waiver or limitation of any rights, at law or in equity, that any party hereto may have under federal or state securities laws.

d.	No party hereto will be liable to the other parties or any third party for consequential damages under any provision of this Agreement.

9.	CUSTODY. All transactions will be consummated by payments to, or delivery by, the Company, or such other party as the Company may designate in writing (the “Custodian”), of all cash and/or securities due to or from the Fund. The Subadviser will not act as a Custodian for the Fund and will not take possession of cash and/or securities of the Fund. The Company will instruct the Custodian to provide the Subadviser with such periodic reports concerning the status of the Fund as the Subadviser may reasonably request. The Company will not withdraw or deposit cash or securities or cause cash or securities to be withdrawn or deposited in the Fund without simultaneously informing the Subadviser. The Subadviser will not be liable for any act or omission of the Custodian.

10.	CONFIDENTIAL INFORMATION.

a.	The parties acknowledge and agree that during the course of the Subadviser’s engagement by the Company hereunder, either party (the “Receiving Party”) may receive and have access to certain information, data, notes, analyses, records and

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materials of the other party (the “Disclosing Party”), including, without limitation, information concerning the business affairs, portfolios and investment strategies of the Disclosing Party or its clients, the research and systems used by the Disclosing Party, or provided to its clients for the purposes of trading, portfolio evaluation and monitoring, pricing and valuing securities and other financial products, and accounting back-office functions (the “Confidential Information”). The Receiving Party shall not disclose, copy or permit the disclosure of the Confidential Information to third parties (other than the General Partner or the Fund), without the prior written consent of the Disclosing Party except as required by law, a court of competent jurisdiction or any self-regulatory organization. Immediately upon termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party any and all Confidential Information, including, without limitation, all copies and reproductions thereof, in its possession and control or in the possession or control of any employee or agent of the Fund or General Partner who is not then affiliated with the Disclosing Party

b.	The parties acknowledge that any breach of the foregoing shall cause irreparable harm to the Disclosing Party that would be difficult, if not impossible, to value. In view of the foregoing, in addition to any other remedies available to the Disclosing Party in law or in equity and notwithstanding Section 21 of this Agreement, the Disclosing Party shall be entitled to injunctive relief in the event that the Receiving Party breaches this Section 10, without the requirement of having to post any cash, bond or other collateral as a condition of securing temporary, preliminary or permanent injunctive relief.

c.	At the request of the Company, the Subadviser shall give to the Fund’s auditors or other designees, reasonable access to documents pertaining to the Fund’s activities during customary business hours and shall permit such auditors to make copies thereof or extracts therefrom at the expense of the requesting party

11.	NON-EXCLUSIVE CONTRACT. It is understood that the Subadviser performs investment advisory services for itself, its principals, affiliates and/or employees, as well as various other clients, including other investment funds. The Company agrees that the Subadviser may give advice with respect to any of its other clients which may differ from advice given, or the timing or nature of action taken, with respect to the Fund, so long as it is the Subadviser’s policy, to the extent practical, to allocate investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. While the Subadviser typically recommends investments in small to mid cap securities to its clients, to the extent the Subadviser intends to purchase or sell securities for such clients in which the Adviser and/or Subadviser has invested Fund assets, the Subadviser will place one aggregate order for the securities which would then be allocated among the Fund and the Subadviser’s other advisory client accounts. If such an order could not be fully executed under current market conditions, the Subadviser will generally allocate the executed portion of the trade among different client accounts on a pro-rata basis according to the allocation originally anticipated or on another basis if the Subadviser believes all clients are receiving fair and equitable treatment. After aggregation on a given day, each participating client will pay the average share price for each share it is

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allocated, and all participating clients will pay transaction costs in proportion to the amounts allocated. It is understood that the Subadviser will not have any obligation to recommend for purchase or sale for the Fund any security which the Subadviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Subadviser in its sole discretion, such recommendation appears unsuitable, impractical or undesirable for the Fund.

12.	COMPENSATION AND EXPENSES

a.	Subadvisory Fee. In consideration of the services referred to in this Agreement, the Company will pay the Subadviser a fee of $5,000.00 per month during the term of this Agreement, payable in advance, within the first fifteen (15) calendar days of each month and which fee shall be prorated for any partial monthly period during which services are provided by the Subadviser in accordance with this Agreement. In the event of the termination of this Agreement as of a date other than the last day of a month for which payment was made in advance, the Subadviser shall refund to the Company the unearned portion of such prepaid fee.

b.	Expenses of the Subadviser. Except as otherwise provided in this Agreement, the Fund will pay, or reimburse the Subadviser for, expenses incurred by the Subadviser on behalf of the Fund in carrying out its duties hereunder, including but not limited to (i) expenses related to the actual or proposed acquisition or disposition of investments, (ii) brokerage or other acquisition or disposition fees, (iii) accounting and audit expenses, and (iv) costs and expenses directly associated with the administration and operation of the Fund. Notwithstanding the foregoing, expenses incurred by the Subadviser for all salaries of and expenses related to the Subadviser’s personnel and the operation of the Subadviser’s own business, will be borne by the Subadviser. All expenses incurred with respect to the initial organization and formation of the Fund will be borne by the General Partner, the Fund or the Company. Finally, in consideration of the services referred to in this Agreement, the Company will, during the term of this Agreement and at the Company’s expense, provide Subadviser with the use of approximately 225 square feet of office space selected by Company at Company’s offices, as well as a parking space, telephone, Internet, and facsimile access.

13.	INDEPENDENT CONTRACTOR. For all purposes of this Agreement, the Subadviser will be an independent contractor and not an employee or dependent agent of the Company or the Fund.

14.	VALUATION. The assets of the Fund will be valued as set forth in the Governing Documents and/or the Investment Management Agreement.

15.	TERMINATION.

a.	Term; Standard Termination. This Agreement will remain in full force and effect for a period commencing on the Effective Date and ending on the second anniversary thereof (the “Initial Term”) unless terminated by either party upon thirty (30) days’

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written notice to the other party, or immediately upon written notice to the other party, if such termination occurs for Cause (as that term is defined in Subparagraph b. below). Notwithstanding anything herein to the contrary, this Agreement shall also terminate immediately upon written notice from the Company to the Subadviser of the termination of the Investment Management Agreement between the Company and the Fund. Following the expiration of the Initial Term, this Agreement may be renewed thereafter on an annual basis, subject to the terms then agreed to in any renewal agreement entered into by the parties hereto and subject to the same termination provisions set forth in this Section 15a.

b.	Termination for Cause. In addition to the termination rights set forth in Section 15a above, the Company may terminate this Agreement for Cause (as hereinafter defined) immediately upon written notice of such termination to the Subadviser specifying the reason for such termination for Cause. “Cause,” as the term is used herein, means the Subadviser’s (i) fraud or dishonesty in connection with its obligations or exercise of authority hereunder, (ii) gross negligence, willful misconduct, bad faith or recklessness with respect to the Company of the Fund, (iii) the material breach of this Agreement, (iv) the suspension, cancellation or termination of the Subadviser’s registration with any required federal or state regulatory authority, or (v) the naming of the Subadviser as the subject of any enforcement proceeding initiated by any state or federal regulatory authority.

c.	Obligations. The termination of this Agreement will not extinguish the obligations of the Company for the payment of fees and expenses in respect of services rendered by the Subadviser prior to the effective date of such termination.

16.	REPRESENTATIONS AND WARRANTIES.

a.	The Company represents and warrants to, and agrees with the Subadviser that:

(i)	it is a duly organized and validly existing entity in good standing;

(ii)	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement will not conflict with or violate any contract or agreement, or any laws, rules or regulations, to which it is subject; and

(iii)	it shall immediately notify the Subadviser if its Investment Management Agreement with the Fund terminates.

b.	The Subadviser represents and warrants to, and agrees with, the Company that:

(i)	it is a duly organized and validly existing entity in good standing;

(ii)	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement will not conflict with or violate any contract or agreement, or any laws, rules or regulations, to which it is subject;

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(iii)	this Agreement has been duly authorized, executed and delivered by the Subadviser and constitutes a valid and binding agreement of the Subadviser, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iv)	the Subadviser has, and will continue to maintain, such permits, licenses, registrations or authorizations required in connection with the conduct of its business as presently conducted and contemplated by this Agreement and no proceeding to modify, suspend, revert, withdraw, terminate or otherwise limit any such permits, licenses, registrations or authorizations is pending or, to the best knowledge of the Subadviser, threatened;

(v)	none of the Subadviser nor any executive officer of the Subadviser is a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims or governmental or regulatory investigations of any nature, including without limitation, matters initiated by any state or federal securities regulator, against it or such officer or its or such officer’s properties or assets and there is no injunction, order, judgment, decree or regulatory restriction imposed specifically upon it or such officer or any of its or such officer’s properties or assets;

(vi)	all information submitted to the Company or the Fund by the Subadviser, its principals, employees, associated persons or agents or any affiliate of the Subadviser was accurate and complete or, with respect to any information delivered in the future, will be accurate and complete, in each case in all material respects as of the date that it was submitted, and the Subadviser agrees to promptly inform the Company and Fund if any such information ceases to be accurate and complete in all material respects.

(vii)	shall provide the Company with immediate notice in the event of a proceeding or threat involving any of the matters described in subparagraphs (iii), (iv) and/or (v) above;

(viii)	shall provide the Company with immediate notice of any change in its management or control; and

(ix)	shall provide the Company with copies of its application on Form ADV, including its Part 2A Brochure and all Part 2B Brochure Supplements, and any amendments thereto which may be made from time to time.

17.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

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18.	AMENDMENT; MODIFICATION; WAIVER. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19.	BINDING EFFECT; ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder will not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other parties hereto and any attempted assignment, transfer or delegation thereof without such consent will be void

20.	GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

21.	ARBITRATION. Any claim for damages between the parties in connection with this Agreement shall be resolved by binding arbitration on an expedited basis in New York City in accordance with the then-prevailing rules of the American Arbitration Association. The parties agree that such arbitration shall be conducted by arbitrators who are experienced in resolving disputes regarding the securities industry, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded. The parties understand that any party’s right to appeal or seek modification of any ruling or award of the arbitrators is severely limited. Any award rendered by the arbitrators shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction within the City, County and State of New York or as otherwise provided by law.

22.	MISCELLANEOUS. Headings used in this Agreement are for convenience only and will not affect the construction or interpretation of any of its provisions. All communications hereunder will be in writing and will be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as provided from time to time. This Agreement may be executed in multiple counterparts all of which counterparts together will constitute one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Subadvisory Agreement has been executed as of day and year first above written.

LIBERTY PARK CAPITAL MANAGEMENT, LLC

By:	/s/ Charles P. Murphy, Jr.
Name:	Charles P. Murphy, Jr.
Title:	Manager

SIDOTI CAPITAL MANAGEMENT, LLC

By:	/s/ Peter T. Sidoti
Name:	Peter T. Sidoti
Title:	Chief Executive Officer

Signature Page – Subadvisory Agreement

EXHIBIT “A”

INVESTMENT MANAGEMENT AGREEMENT

Signature Page – Subadvisory Agreement